Exhibit 10
AGREEMENT AND RELEASE
     This Agreement and Release, including the Exhibits hereto (“Agreement”), sets forth the mutual understanding by and between JPMorgan Chase & Co. (“JPMC”), on behalf of itself and its subsidiaries, successors and assigns (collectively, the “Firm”) and William T. Winters (“Winters”), concerning the terms and conditions of Winters’ separation from the Firm, and the respective obligations of Winters to the Firm and the Firm to Winters. This Agreement shall be binding and effective as of the Effective Date (as defined in Section 16(c) below).
     In consideration of the mutual promises and covenants contained in this Agreement, JPMC and Winters, each having independently concluded that it is in its and his best interest to do so, agree as follows:
     1. Resignation Date.
          Winters’ resignation from all positions, offices and directorships with the Firm and the withdrawal of his “Controlled Function” registration with the United Kingdom Financial Services Authority on behalf of the Firm was effective September 30, 2009 (“Resignation Date”). Notwithstanding these resignations, during the period that commences on the Resignation Date and ends on February 5, 2010 (“Separation Date”), Winters shall (a) remain an employee of JPMC or one of its subsidiaries on a paid leave of absence and provide occasional advice and consultation to the Firm on matters related to his former duties with JPMC, as requested by the CEO of JPMC or his designate from time to time; (b) be paid his base salary at the rate in effect on the Resignation Date in accordance with the Firm’s normal payroll practices (which shall satisfy JPMC’s obligations to pay Winters’ accrued unused vacation days); (c) be reimbursed by JPMC in accordance with the Firm’s expense policies for reasonable expenses he incurs in providing such advice and consultation to the Firm; (d) retain benefits coverage and receive benefits in accordance with the terms of the respective plans, with no adverse changes in the terms of the respective plans as of the Resignation Date other than changes applicable to all similarly situated employees; and (e) continue to be subject to the JPMC Code of Conduct and other policies applicable to employees of the Firm, except to the extent that such Code, and such policies, are inconsistent with the express terms of this Agreement. On the Separation Date, Winters’ employment with the Firm will terminate for all purposes.
     2. Separation Benefits.
          (a) Special Award. As consideration under this Agreement, JPMC shall provide Winters with a special award equal to $13,759,200 (“Special Award”). The Special Award shall be wholly non-forfeitable (and thus, e.g., not subject to clawback or recoupment) except to the extent set forth in Section 3 below. A portion of Winters’ Special Award equal to $2 million (“$2 Million Cash Award”), net of applicable withholding taxes, shall be paid to Winters in a lump sum no later than the Effective Date specified in Section 16(c). The remaining amount of the Special Award ($11,759,200) (“Award Remainder”), net of (x) applicable withholding taxes and (y) an amount equal to the amount by which 40% of the Award Remainder exceeds the applicable withholding taxes (such excess to be paid directly to Winters), shall be (i) paid not later than ten days after the Effective Date into an escrow account (“Cash Escrow Account”) subject to the Escrow Agreement (as defined in Section 2(h) below), and (ii) distributed, subject to the terms of the Escrow Agreement and this Agreement, to Winters not later than ten days after February 1, 2012. Winters acknowledges that the Special Award is subject to taxation under United States and United Kingdom tax laws as income with respect to calendar year 2010.
          (b) Lump Sum Severance Payment. JPMC shall pay to Winters $500,000 (i.e. 52 weeks of his current base salary), reduced by applicable withholding taxes, in a cash lump sum, on April 1, 2010, in full satisfaction of all severance to which Winters may be entitled from the Firm under the JPMorgan Chase Severance Pay Plan or any other severance pay plan or program (the “Severance Plan Payment”). The Severance Plan Payment shall be wholly non-forfeitable except to the extent set forth in Section 3(c) below.
          (c) Fees. JPMC shall pay the provider directly, or reimburse Winters, for any and all reasonable legal, accounting, tax advisory, career counseling, and other professional fees and charges incurred by or on behalf of Winters and associated with his separation from JPMC but not to exceed $1,000,000 in the aggregate (the “Fee Payment”), in each case within thirty days after Winters provides JPMC with documentation substantiating such fees and charges, so long as Winters provides such documentation no later than November 30, 2010. Winters acknowledges that JPMC will withhold applicable taxes, and report amounts as income to Winters, as it deems necessary. The Fee Payment shall be wholly non-forfeitable.
          (d) Options/SARs.
               (i) General. All options (“Options”) to acquire JPMC common stock (“Common Stock”), and all stock appreciation rights with respect to Common Stock (“SARs”), granted by JPMC to Winters and outstanding as of February 5, 2010 are listed on Exhibit A. Except as otherwise expressly provided in this Section 2(d), all Options and SARs that are outstanding on the Resignation Date shall be subject to and treated in accordance with the respective terms of the plan and award agreement under which such award was granted, as amended, for employees who cease to be employed with the Firm as a result of a job elimination or employees whose employment terminated without “cause,” whichever is more favorable to Winters. Except as described below in Sections 2(d)(ii), 2(d)(iii) and 2(d)(iv), all Options and SARs that are outstanding on February 5, 2010 shall remain exercisable through the earlier of February 5, 2012, and the expiration of their ten (10) year life.
               (ii) 2009 SARs. Notwithstanding anything elsewhere to the contrary, the SARs granted to Winters under the JPMC Long Term Incentive Plan (the “Plan”) effective January 20, 2009 (“2009 SARs”) shall be treated as follows:
                    (A) The 2009 SARs that became exercisable by Winters effective January 20, 2010 (i.e., 20% of the 2009 SARs) were exercised by Winters prior to February 5, 2010.
                    (B) Forty percent (40%) of the 2009 SARs shall become exercisable by Winters on the Effective Date. Winters hereby authorizes and directs JPMC, on Winters’ behalf and for his account, to (w) exercise such SARs as of the Effective Date (or on the first business day thereafter if the Effective Date is not a business day) and withhold the number of shares required to satisfy tax withholding obligations associated with the exercise, and (x) sell the net number of such shares derived from such exercise on the business day immediately following the date the shares become available for sale. Winters understands and agrees that such shares will be sold through JPMC’s stock administrator (BNY Mellon Shareholder Services) and will be subject to the stock administrator’s normal terms and conditions, including fees and commissions. Winters hereby directs JPMC’s stock administrator to release the proceeds of the sale to JPMC, and JPMC shall deliver the proceeds as follows: (y) JPMC will deliver to Winters an amount equal to the excess of 40% of the gross “spread” in the SARs at the time of exercise over the amount of the applicable withholding taxes, and (z) the balance of the proceeds shall be promptly deposited into an escrow account (the “SARs Escrow Account”) subject to the Escrow Agreement. Winters agrees to provide such documentation to JPMC, or to JPMC’s stock administrator, as is reasonably requested to effectuate the foregoing.
                    (C) The 2009 SARs that became exercisable on January 20, 2010, and (subject to the Escrow Agreement) the 2009 SARs that become exercisable on the Effective Date, shall be wholly non-forfeitable except (x) to the extent as set forth in Sections 3(a) and 3(c) of this Agreement and (y) to the extent the 2009 SARs grant was based on materially inaccurate performance metrics or any material misrepresentation by Winters.
                    (D) Any outstanding 2009 SARs that are not cancelled or exercised on or before February 5, 2012, shall be cancelled pursuant to the administrative procedures of the Plan on that date.
                    (E) The remaining forty percent (40%) of the 2009 SARs shall be cancelled as of the Separation Date.
               (iii) 2008 SARs. Notwithstanding anything elsewhere to the contrary, the SARs that were granted to Winters under the Plan effective January 22, 2008 (“2008 SARs”) and that became exercisable on January 22, 2009 and 2010 (forty percent of the 2008 SARs in the aggregate) (x) shall remain exercisable pursuant to the administrative procedures of the Plan through February 5, 2012, and (y) shall be wholly non-forfeitable except to the extent set forth in Section 3(a) of this Agreement. Any outstanding 2008 SARs not cancelled or exercised on or before February 5, 2012, shall be cancelled pursuant to the administrative procedures of the Plan on that date. The remaining sixty percent of the 2008 SARs award shall be cancelled as of the Separation Date.
               (iv) 2005 SARs. Notwithstanding anything elsewhere to the contrary, the 233,333 of the SARs that were granted to Winters under the Plan effective October 20, 2005 (“2005 SARs”) and that were exercisable as of his Resignation Date (x) shall remain exercisable pursuant to the administrative procedures of the Plan through May 6, 2010, and (y) shall be wholly non-forfeitable (and thus, e.g., not subject to cancellation prior to May 6, 2010 or recoupment). Any outstanding 2005 SARs that are not cancelled or exercised on or before May 6, 2010, shall be cancelled pursuant to the administrative procedures of the Plan on that date. The remaining 116,677 2005 SARs shall be cancelled as of the Separation Date.

               (v) No Holding Period. Shares derived from Winters’ exercise of exercisable SARs or Options may be sold by Winters at any time after the Effective Date (subject to applicable securities laws).
          (e) Restricted Stock Units.
               (i) All restricted stock units (“RSUs”) granted by JPMC to Winters and outstanding as of February 5, 2010 are listed on Exhibit A. Except to the extent otherwise expressly provided in this Section 2(e), all RSUs that are outstanding on the Resignation Date shall be subject to and treated in accordance with the respective terms of the plan and award agreement under which such RSUs were granted, as amended, for employees who cease to be employed with the Firm as a result of a job elimination or employees whose employment terminated without “cause,” whichever is more favorable to Winters. Accordingly, nothing in this Agreement shall adversely affect Winters’ rights to dividend equivalents on outstanding RSUs.
               (ii) The RSUs that were granted on January 18, 2007 (“2007 RSUs”), and the RSUs that were granted on January 22, 2008 (“2008 RSUs”) and that vested on January 25, 2010 (i.e., 50% of the 2008 RSUs), shall be wholly non-forfeitable (and thus, e.g., not subject to forfeiture or recoupment) except to the extent set forth in Section 3(a) below.
               (iii) The remaining fifty percent (50%) of the 2008 RSUs, which are scheduled to vest on January 25, 2011, shall be wholly non-forfeitable except to the extent set forth in Sections 3(a) and 3(c) below.
               (iv) Any restrictions under applicable award agreements that would restrict Winters from selling shares issued to Winters under such agreements are hereby waived.
          (f) Medical Benefits. For purposes of unsubsidized retiree medical benefits under the terms and conditions of the JPMC Medial Plan, as amended from time to time, Winters will be treated as meeting the age and service requirements under such Plan as of his Separation Date, making him and his qualified dependents eligible for benefits thereunder as of his Separation Date. Actual receipt of benefits will depend on Winters enrolling for coverage and paying required contributions or premiums, each on a timely basis, as well as submitting claims in accordance with the terms of the Plan; provided that no adverse amendment to his or his dependents’ benefits will be made unless such change is applicable to all similarly situated former employees.
          (g) Office and Assistant. JPMC will provide Winters with: (i) the services of his current assistant (unless JPMC terminates her employment for cause or she terminates her employment voluntarily) at JPMC’s expense; and (ii) an office allowance of $5,200 per calendar month, paid no later than the end of the calendar month to which the allowance relates (or, in the case of the allowance for February 2010, the seventh business day following the Effective Date), from February 1, 2010, through the earliest of: (A) September 30, 2010; (B) the date he becomes employed full-time by another employer; (C) the date he becomes employed part-time by another employer if such employer provides him with an office or if, in JPMC’s sole discretion, such employment would conflict with the interests of JPMC; and (D) the date that he accepts self-employment assignments (including consulting or directorships) that, in JPMC’s sole discretion, would conflict with the interests of JPMC. Winters acknowledges that JPMC will withhold applicable taxes, and report amounts as income to Winters, as it deems necessary. Winters shall notify JPMC in writing before accepting other employment or self-employment before September 30, 2010.
          (h) Escrow Account. The terms and conditions of the Cash Escrow Account and the SARs Escrow Account (together, and including certain gains and income accounts described in the Escrow Agreement, the “Accounts”) shall be governed by an escrow account agreement (“Escrow Agreement”), in substantially the form attached hereto as Exhibit B, that shall be executed by the Parties on or before the Effective Date. The purpose of the Accounts is to ensure (i) that Winters complies with the covenants set forth in Sections 5, 6 and 7 of this Agreement, (ii) that (as more fully described in this Section 2(h) below) there is a source of funds available to JPMC under Section 3 below, and (iii) that certain distinctions are maintained for United Kingdom tax purposes.
          The Accounts shall be held separately under the Escrow Agreement, shall be separately accounted for, and shall be subject to forfeiture only to the extent set forth in Section 3 below. Each Account shall have investment opportunities to the extent provided by the Escrow Agreement, and Winters shall have the right to direct transactions with respect to the amounts or assets in each Account to the extent set forth in the Escrow Agreement. The balance in the SARs Escrow Account (and its associated gains and income Accounts) shall be released to Winters within ten days after February 1, 2011, to the extent that there is no bona fide and genuine dispute (asserted on or before February 1, 2011) between the parties as to whether those Accounts should be forfeited in accordance with Sections 3(a) or 3(c) of this Agreement. The balance in the Cash Escrow Account (and its associated gains and income Accounts) shall be released to Winters within ten days after February 1, 2012, to the extent that there is no bona fide and genuine dispute (asserted on or before February 1, 2012) as to whether those Accounts should be forfeited in accordance with Sections 3(a), 3(b) or 3(c) of this Agreement. If a bona fide and genuine dispute exists in either such case, then the applicable amount shall not be released until such dispute is resolved by mutual agreement of the parties or by the arbitration in accordance with Section 14(b) below.
     3. Restrictions/Recoupment Provisions.
          (a) Recoupment.
               (i) Each of the Special Award and the shares of Common Stock acquired upon exercise of, or vesting of, the 2009 SARs, the 2008 SARs, the 2008 RSUs, and the 2007 RSUs shall remain subject to recoupment and/or cancellation under the express terms of the JPMC Bonus Recoupment Policy (“Policy”). A copy of the Policy is attached hereto as Exhibit C. The Policy will not be disproportionately applied to Winters as compared to any similarly situated current or former employee. In addition, the 2009 SARs and shares of Common Stock acquired upon exercise of the 2009 SARs shall remain subject to recoupment or cancellation if the 2009 SAR grant was based on materially inaccurate performance metrics or any material misrepresentation by Winters. (For the avoidance of doubt, any reference in this Agreement to recoupment or repayment of SARs or RSUs shall mean recoupment or repayment of (x) Common Stock acquired on the exercise of such SARs or vesting of such RSUs, as applicable, or (y) if such shares of Common Stock have been sold, an amount equal to the “Fair Market Value” (defined as the average of the high and low selling price on the New York Stock Exchange of a share of Common Stock) of such all shares of Common Stock determined on the date of sale.
               (ii) In the event that JPMC proposes to recoup or cancel, under this Section 3(a), all or any portion of any payment or award, JPMC shall give Winters a written notice that (x) states in reasonable detail the grounds for the proposed recoupment or cancellation, (y) sets forth the amount to be recouped and/or award to be cancelled. JPMC shall be repaid first from the SARs Escrow Account to the extent of the assets therein (if any), and second from the Cash Escrow Account to the extent of assets therein (if any). If there are insufficient assets in the two Accounts, then Winters shall within 90 days pay any remaining amount owed to JPMC. Any recoupment or cancellation under this Section 3(a) shall be subject to de novo review, prior to implementation and at Winters’ election, through arbitration in accordance with Section 14(b) below.
          (b) 2010 Terms and Conditions/Non-Solicit.
               (i) Winters agrees that from his Separation Date through January 31, 2012, the Award Remainder is subject to forfeiture, in whole or in part, to JPMC if, without curing any such act in accordance with Section 3(b)(iii) below: (A) he engages in conduct detrimental to JPMC, insofar as it causes material financial or reputational harm to the JPMC or its business activities (other than engaging in competition with the Firm); (B) the award was based on materially inaccurate performance metrics, whether or not he was responsible for the inaccuracy; (C) the award was based on a material misrepresentation by Winters, or (D) he failed to properly identify, raise or assess, in a timely manner and as reasonably expected, risks, and/or concerns with respect to risks, that are material to the Firm or its business activities.
               (ii) In addition, notwithstanding anything in Section 7(a) to the contrary, for the one-year period immediately following January 31, 2011, Winters agrees that the Award Remainder is subject to forfeiture and/or repayment, in whole or in part, to JPMC if Winters, on his own behalf or on behalf of any other person or entity, directly or indirectly, without the written permission of the Director of Human Resources of JPMC, solicits, induces or encourages any employees or former employees identified in the second sentence of Section 7(a) to leave the Firm or to apply for employment elsewhere.
               (iii) In the event that JPMC proposes to forfeit or require repayment of all or part of the Award Remainder under this Section 3(b), JPMC shall give Winters a written notice that (x) states the grounds for the forfeiture in reasonable detail and (y) sets forth the amount to be forfeited. Winters shall have thirty (30) days after receiving such notice to cure such grounds to the reasonable satisfaction of JPMC. Any forfeiture or repayment under this Section 3(b) shall be subject to de novo review, prior to implementation and at Winters’ election, through arbitration in accordance with Section 14(b) below.

          (c) Application of Sections 5, 6 and 7.
               (i) The amounts and awards listed in Section 3(c)(iii) below shall be subject to cancellation or recoupment if Winters materially breaches Section 5 below, Section 6 below, or the non-solicitation provisions in Section 7 below, or if Winters breaches the non-hire restrictions in Section 7 below, and in either case does not cure such breach in accordance with Section 3(c)(ii) below.
               (ii) In the event that JPMC proposes to cancel or recoup, under this Section 3(c), any of the amounts or awards listed in Section 3(c)(iii) below, JPMC shall give Winters a written notice that (x) states in reasonable detail the grounds on which the cancellation or recoupment is based, and (y) describes the amounts or awards to be cancelled or recouped. Winters shall have thirty (30) days after receiving such notice to cure such grounds to the reasonable satisfaction of JPMC. Any proposed cancellation or recoupment under this Section 3(c) shall be subject to de novo review, prior to implementation and at Winters’ election, through arbitration in accordance with Section 14(b) below.
               (iii) The following amounts and awards are subject to this Section 3(c): the Severance Plan Payment, all or any part of the 2009 SARs described in Section 2(d)(ii)(B) (including amounts in the SARs Escrow Account), all or any part of the 2008 RSUs described in Section 2(e)(iii) and the Award Remainder (including amounts in the Cash Escrow Account).
               (iv) Upon request by JPMC, Winters shall certify his compliance with Sections 5, 6, and 7 and supply any information JPMC reasonably requests relating to such compliance.
     4. Certain Acknowledgements.
          (a) Deferred Compensation Plans . The Firm and Winters each acknowledge and agree that (i) Winters’ rights and account balances under (A) the Deferred Compensation Program of JPMorgan Chase & Co. and Participating Companies, and (B) the JPMorgan Chase & Co. 2005 Deferred Compensation Program (Restated Effective as of December 31, 2008) are 100% vested and wholly non-forfeitable (and thus, e.g., not subject to set-off for any claims relating to his employment by the Firm or the termination of such employment); and (ii) each such plan shall be administered in accordance with its terms in a manner that does not discriminate against Winters as compared to any other similarly situated participant..
          (b) Pension and 401(k) Plans. The Firm and Winters each acknowledge and agree that (i) all of Winters’ rights and balances under each retirement plan, program and arrangement of JPMC in which he participates are 100% vested and wholly non-forfeitable; and (ii) each such plan, program and arrangement shall be administered in accordance with its terms in a manner that does not discriminate against Winters as compared to any other similarly situated participant.
          (c) Employee Co-Investment Programs. The Firm and Winters each acknowledge and agree that Winters’ participation in One Equity Partners I and One Equity

Partners II shall continue to be governed by the applicable governing documents in a manner that does not discriminate against Winters as compared to any other similarly situated investor in such programs.
          (d) JPMC Banking Relationship. The Firm and Winters each acknowledge and agree that, notwithstanding anything to the contrary in any agreement, plan or other document, any banking or brokerage account that Winters maintains or hereinafter may establish with the Firm (other than the account established pursuant to the Escrow Agreement) will not be adversely affected by this Agreement or by anything related to his employment with the Firm or the termination of such employment. Without limiting the foregoing, JPMC will not seek to set off from any such account, other than the account established pursuant to the Escrow Agreement) any amounts that JPMC may assert Winters owes in connection with any claim related to his employment by the Firm.
     5. Proprietary and Confidential Information.
          (a) Winters agrees that, by virtue of his position with JPMC and the nature of JPMC’s businesses, he has had access to proprietary and confidential information regardless of the source, that is the sole and exclusive property of the Firm or its customers or investors (“Confidential Information”) and that has been developed, acquired or compiled by JPMC at great effort or expense. Confidential Information that concerns previous, current or prospective customers, investors or portfolio companies of the Firm (“Customers”) and the affairs and business methods and activities of the Firm include, but are not limited to, Confidential Information that consists of: names, addresses and telephone numbers of Customers; account information, financial standing, investment holdings and other financial data compiled by the Firm and/or provided by Customers; information concerning specific financial needs and requirements of Customers with respect to investments, financial position and standing; trading and underwriting positions; all records and documents concerning the affairs and business of the Firm and/or Customers (including copies, originals, notes and extracts therefrom, and any graphic formats or electronic media); methods, procedures, devices and other means used by the Firm in the provision of services to Customers and in the conduct of its own business, including data processing programs, data bases, formulae, secret processes, inventions, research projects, and all other matters of a technical nature; and all other information concerning the Firm, its employees, compensation, operations, activities and Customers that is not publicly available from directories or other generally available public sources and/or that provides the Firm with a competitive advantage over competitors that would be difficult to acquire or duplicate without the use of improper or unauthorized means. Notwithstanding any other provision of this Agreement, information and records that have entered the public domain other than as a result of an act of Winters in violation of this Agreement shall not constitute Confidential Information.
          (b) Winters agrees that he owes a duty to the Firm to maintain the confidentiality of Confidential Information. Winters further specifically acknowledges and agrees that any material disclosure or use by Winters of any Confidential Information will be or may become highly detrimental to the business of the Firm and that serious loss of business and pecuniary damage to the Firm will or may result therefrom. Therefore, in consideration of the promises contained herein, and except in the course of performing his duties under Section 1 above for the Firm prior to the Separation Date or as otherwise explicitly provided in this Agreement, Winters shall: (i) hold in the strictest confidence all such Confidential Information; (ii) not use any Confidential Information except pursuant to the specific written authorization of JPMC; and (iii) not disclose any Confidential Information to any person or entity without JPMC’s specific written authorization or as compelled by subpoena, court order or other lawful process.
          (c) Except to the extent otherwise explicitly provided in this Agreement, Winters agrees to return to JPMC, on or before the Separation Date, each and every record or document containing Confidential Information (including photocopies, originals, notes or extracts therefrom, and any graphic formats or electronic media) in his possession or control. If Winters becomes legally compelled by an order of a court or government agency to disclose of any Confidential Information, he shall provide prompt prior written notice of any such request for assistance or testimony to JPMC by facsimile to Stephen M. Cutler, JPMC General Counsel, in accordance with Section 14(j) below.
          (d) Notwithstanding any provision of this Agreement or elsewhere to the contrary, the Firm hereby waives any right to pursue any claim against Winters based on the so-called “inevitable disclosure doctrine,” and to that end agrees that the restrictions set forth in this Section 5 shall not be interpreted or applied to prohibit Winters from engaging in any employment or other professional activity that otherwise complies with the restrictions of this Agreement.
          (e) Notwithstanding anything in this Agreement or elsewhere to the contrary:
               (i) Winters may retain and utilize, both before and after the Separation Date: (x) any document or other information that relates to his personal benefits, entitlements or obligations (including, without limitation, his tax obligations); (y) his personal property, including without limitation his desk calendar, his personal contact list and his personal files; and (z) such other documents and information as shall have been approved in writing by a member of the JPMC Operating Committee; and
               (ii) Winters may make truthful statements and may disclose documents and information: (w) in connection with performing his obligations under Section 1 above and/or Section 12 below; (x) when required by law, subpoena, court order or when requested by any regulatory, governmental or similar body or entity; provided that, to the extent permitted by law, Winters shall promptly inform JPMC of any such obligation prior to complying with any such order or participating in any such proceeding; (y) in confidence to any attorney or other professional advisor for the purpose of securing professional advice; or (z) as reasonably necessary in connection with any proceeding under Section 14 (b) or 14 (c) below.
     6. Non-Disparagement; Public Statements.
          (a) Winters will not do or say anything (or encourage others to do or say anything) that should reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Firm or any of its employees, officers or directors. Without the prior written consent of the General Counsel of JPMC, Winters will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Firm or any of its officers or directors or pertaining to any matters related to Executive’s employment or termination of employment with the Firm other than to say that he had a long and rewarding career with the Firm.
          (b) The General Counsel of JPMC will instruct members of the Operating Committee not to do or say anything (or encourage others to do or say anything) that should reasonably be expected to disparage or impact negatively Winters’ name or reputation in the marketplace.
     7. Non-Solicitation/Non-Hire of Employees.
          (a) Winters hereby represents that following his Resignation Date he has not, and from the Resignation Date through January 31, 2011 (the “Restricted Period”) he will not, on his own behalf or on behalf of any other person or entity, directly or indirectly, without the written permission of the Director of Human Resources of JPMC: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere or (ii) hire or have any involvement in the solicitation or hiring of any employee or former employee. These restrictions on non-solicitation and hiring apply only to employees or former employees who were employed on the Resignation Date or the Separation Date (y) at or above the level of Executive Director (or the equivalent) in JPMorgan Investment Bank, JPMorgan Cazenove or the office of JPMC’s Chief Investment Officer; or (z) at or above the level of Managing Director in other areas of the Firm, unless (with respect to both (y) and (z)) the individual’s employment was terminated by the Firm for reasons other than “cause” (as defined in the terms and conditions of the 2009 SARs) more than six months before the date of solicitation or hire. During the Restricted Period in response to any employment inquiries from employees covered by these restrictions, Winters will say only that he is precluded by agreement from any discussions regarding their employment; Winters will not refer such employees elsewhere. For the avoidance of doubt, this Section shall not prohibit any entity with which Winters is affiliated from independently, without any direct or indirect involvement by Winters, from soliciting or hiring JPMC employees.
          (b) Notwithstanding any provision of this Agreement to the contrary, Winters shall be released from his obligations under Section 7(a), and JPMC shall have no remedy for Winters’ violation of Section 7(a), if JPMC materially violates the economic terms of this Agreement such that Winters suffers material economic harm; provided, however, that Winters must provide JPMC with written notice describing the violation in reasonable detail , and JPMC shall be provided a period of ten days after receipt of such notice to cure such violation, in which case JPMC’s violation will be deemed not to have occurred; provided further that action by JPMC under Section 3 taken in good faith will not constitute a violation of the economic terms of this Agreement.
     8. Restrictions under Other Agreements.

          Any restrictions outside this Agreement to which Winters is subject as a result of his employment with the Firm (including without limitation the provisions of any equity awards) that purport to restrict or prohibit Winters from (a) soliciting or hiring the Firm’s employees, (b) working for another employer or (c) soliciting customers or clients of the Firm, are waived effective on Winters’ Separation Date. Furthermore, Sections 5, 6, 7 and 8 of this Agreement fully supersede any agreements or covenants with the Firm to which Winters is subject covering the subjects addressed by Sections 5, 6, and 7.
     9. Representations.
          (a) Winters represents and warrants that, to his knowledge, in the course of his employment with the Firm, he has not committed any material violation of applicable law, and except as expressly disclosed to JPMC, he does not have any knowledge that any person under his authority or management has committed any such violation. Winters further represents and warrants that he has responded and will respond truthfully and fully to all inquiries of the Firm’s designated investigators and counsel, and that during his employment with the Firm, Winters has not committed any material violation of JPMC’s Code of Conduct or engaged in material misconduct related to his duties for the Firm (including without limitation improper accounting or failure to comply with internal controls), and, except as expressly disclosed to JPMC, he does not have any knowledge that any person under his authority or management has committed such a violation or engaged in such misconduct. Winters further represents and warrants that, except as expressly disclosed to JPMC, he does not have any knowledge of any wrongdoing by the Firm’s employees, agents or vendors that could reasonably be considered to be detrimental to the financial interests, reputation or goodwill of the Firm or its management in any material respect. Following the Separation Date, any inquiries directed to Winters under this Section 8(a) by the Firm’s designated investigators or counsel shall be on reasonable terms, taking into consideration Winters’ personal and professional schedule.
          (b) JPMC represents and warrants that (i) it is fully authorized by action of the Compensation Committee of its Board of Directors (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree, and (iii) upon the Effective Date of this Agreement, this Agreement shall be its valid and binding obligation, enforceable against the Firm in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     10. Indemnification.
          This Agreement does not release, limit or otherwise affect (i) any right to indemnification and/or defense/advancement that Winters may have under applicable certificates of incorporation, by-laws or binding written agreements with Firm to the extent consistent with applicable law or (ii) any right to directors’ and officers’ liability coverage available to similarly situated former employees to which Winters would be entitled in the absence of this Agreement. Winters shall be entitled to indemnification and advancement of expenses to the fullest extent provided under JPMC’s indemnification Bylaw as in effect on the Resignation Date, a copy of which is attached as Exhibit D.
     11. Release.
          (a) JPMC represents, and Winters acknowledges, that the payments and benefits provided to Winters under this Agreement exceed in the aggregate those to which he otherwise would be entitled as of the date of this Agreement.
          (b) In consideration of JPMC entering this Agreement, Winters hereby releases and gives up any and all claims and rights arising out of or relating to his employment with the Firm or the termination thereof (collectively, “Released Claims”) that he has or may have against JPMC or any of its affiliates, or against any present or former employee, agent, officer, director, shareholder, member, principal, successor, assign, trustee, heir, administrator, executor or representative or any of the foregoing (collectively, the “Releasees”), up to the date Winters signs this Agreement; provided, however, that JPMC acknowledges and agrees that Winters is not releasing the Releasees from: (i) any rights or entitlements arising under or preserved by this Agreement; (ii) payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Winters under the terms of JPMC’s retirement, savings incentive and/or deferred compensation plans or co-investment partnerships (except that Winters hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments); (iii) any rights to post-employment participation under the terms of any welfare benefit plan sponsored by the Firm to the extent provided by governing law or the terms of such plan as in effect from time to time; or (iv) any rights that cannot be waived under applicable governing law. This Section 11(b) releases all of Winters’ claims to the extent set forth in the immediately preceding sentence, including claims of which Winters is not aware and claims not specifically mentioned in this release, and, to the extent set forth in the immediately preceding sentence, applies to all of Winters’ claims arising from or relating to any act, omission, occurrence or event that has happened up to the date that Winters signs this Agreement, including, but not limited to, claims:
               (i) relating to the terms and conditions of Winters’ employment with the Firm, or the cessation of employment with the Firm;
               (ii) relating to discrimination on the basis of age, alienage, citizenship, creed, disability, gender, handicap, marital status, national origin, race, religion, sex, or sexual orientation;
               (iii) arising under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., as amended; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other federal, state or local statute, ordinance, rule, regulation or order relating to employment;
               (iv) arising under the laws of the United Kingdom;

               (v) based on common law;
               (vi) for whistle-blowing, libel, slander or defamation;
               (vii) for wages, bonus, compensation, expense reimbursement, vacation, compensatory time, severance, fees, benefits or any other sum of money or thing of value whatsoever; and
               (viii) for attorney’s fees, costs, disbursements and the like.
          (c) Contemporaneously with execution of this Agreement, Winters will execute the U.K. Compromise Agreement attached as Exhibit E, which is incorporated into this Agreement by reference.
          (d) As of the date Winters signs this Agreement, Winters represents that he has no physical or mental disability resulting from his employment with JPMC which would form the basis for a Workers’ Compensation claim against the Firm.
          (e) Winters agrees that he has not and will not file or cause to be filed any charge, claim, lawsuit or legal proceeding based on any claim released under Section 11(b) above that seeks personal, equitable or monetary relief for Winters in connection with any matter occurring at any time in the past concerning Winters’ employment relationship with the Firm, up to and including the date of this Agreement or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this Agreement; provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Winters agrees that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge, civil action, suit or legal proceeding, with the EEOC or otherwise, against JPMC involving any matter occurring at any time in the past, Winters will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding to the extent that such relief is based on any claim released under Section 11(b) above.
     12. Cooperation.
          Winters agrees to reasonably cooperate with JPMC after his Resignation Date with respect to any matter (including any audit, tax proceeding, litigation, internal or external investigation or governmental proceeding) about which Winters may have knowledge or information. Such reasonable cooperation shall include, but not be limited to, appearing at mutually convenient locations for conferences and interviews at such times as may be reasonably requested and in general providing JPMC and its counsel with the full benefit of his knowledge with respect to any such matter, to the extent reasonably requested; provided, that all reasonable out-of-pocket costs associated with such cooperation (including legal fees and expenses in the event that JPMC’s counsel determines that it cannot represent both JPMC and Winters simultaneously in any such matter) shall be paid by JPMC promptly upon receipt of reasonable supporting documentation, but in no event later than the end of the calendar year following the calendar year in which the costs and expenses are incurred.
     13. Acknowledgment.
          Winters hereby acknowledges that: (a) he has been advised by JPMC to consult with an attorney of his choice prior to executing this Agreement; (b) he has had a reasonable opportunity to consider this Agreement; (c) he has read this Agreement fully and carefully and understands its terms; and (d) he is signing this Agreement knowingly, freely and voluntarily without duress, coercion or undue influence and with full and free understanding of its terms.
     14. Miscellaneous.
          (a) The parties agree that this Agreement shall be governed by, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.
          (b) JPMC (on its own behalf and on behalf of the Firm) and Winters agree that any claim or dispute arising out of or relating to this Agreement (including, without limitation, its Exhibits) or in any way related to Winters’ employment with the Firm or the termination of such employment shall, except to the extent provided in Section 14(c) below with respect to certain claims for injunctive relief, be resolved by binding, confidential arbitration in Manhattan, in accordance with this Section 14(b) and the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes of the American Arbitration Association) before a single arbitrator. The arbitrator shall issue a written decision explaining in reasonable detail the basis for any award that is made.
          (c) JPMC and Winters acknowledge that the time, scope, geographic area and other provisions of Sections 5, 6 and 7 (“Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of this Agreement. Winters acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on Winters, and (iv) are not injurious to the public. Winters further acknowledges and agrees that Winters’ breach of the Covenants before February 1, 2011, will cause the Firm irreparable harm, which cannot be adequately compensated by money damages, and that if the Firm elects to prevent Winters from breaching such provisions by obtaining an injunction against Winters, there is a reasonable probability of the Firm’s eventual success on the merits. Winters consents and agrees that if Winters commits any such breach or threatens to commit any breach before February 1, 2011, the Firm shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Firm for such breach, including the recovery of money damages.

          (d) Notwithstanding anything in this Agreement or elsewhere, the Firm may withhold from any payments or benefits otherwise due to Winters any amounts that it is required (or authorized by Winters) to withhold in respect of taxes or deductions for benefits.
          (e) Notwithstanding anything in this Agreement or elsewhere to the contrary, this Agreement is intended to be interpreted and applied so that any payment or benefit set forth herein shall either be exempt from the requirements under Section 409A of the Internal Revenue Code of 1986, as amended (together with any successor thereto, “Section 409A”) or shall comply with such requirements. Without limiting the generality of the immediately preceding sentence, the parties agree that Winters (i) had a “separation from service” within the meaning of Section 409A as of the Resignation Date, (ii) has not had from his Resignation Date to the Effective Date of the Agreement any duties or responsibilities that are inconsistent with his having a separation from service on his Resignation Date and (iii) is a “specified employee” within the meaning of Section 409A and that no payment of deferred compensation subject to Section 409A (which is not otherwise exempt) shall be made to him prior to the expiration of six full months from the date of his separation from service, i.e., the Resignation Date.
          (f) Winters shall be under no obligation to seek other employment or otherwise mitigate any of the Firm’s obligations to him under this Agreement, and there shall be no offset against amounts and benefits due to Winters under this Agreement on account of any remuneration or other benefit he receives from any third party for services after the Separation Date.
          (g) This Agreement is and shall be binding on and inure to the benefit of Winters and any person or entity who succeeds to Winters’ rights or responsibilities. In the event of Winters’ death or a judicial determination of his incapacity, references to him in this Agreement shall be deemed, where appropriate, to be references to his heir(s), beneficiaries, executor(s) or other legal representative(s). This Agreement is made for the benefit of and shall be binding upon JPMC and all of its subsidiaries and affiliated entities and benefit plans, and all of its or their past, present or future trustees, directors, officers, employees, agents, fiduciaries, successors and assigns.
          (h) The parties agree that this Agreement (including without limitation the Exhibits) may not be altered, amended, modified, superseded, assigned, canceled or terminated except by an express written agreement duly executed by both parties.
          (i) This Agreement sets forth the entire agreement between the Firm and Winters and, except as otherwise provided in this Agreement, fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof as described in the first paragraph of this Agreement.
          (j) Any notice, consent, demand, request, or other communication given to a person in connection with this Agreement shall be in writing and shall be deemed to have been duly given to such person (i) when delivered personally to such person, (ii) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the most recent address provided by, or on behalf of, such person. Notices shall, if addressed to the Firm, be sent to Stephen M. Cutler, JPMC General Counsel, 270 Park Avenue Fl 48, New York, NY 10017-2014, (ph) 212-270-3220, (fax) 212-270-3261 and shall, if addressed to Winters, be sent to him at his office at JPMC (so long as he maintains such an office), and at his principal residence (as identified in JPMC’s records), with a copy in either case sent to: Morrison Cohen LLP (attn: Robert M. Sedgwick, Esq.), 909 Third Avenue, 27th Floor, New York, NY 10022.
          (k) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signed and notarized signature pages delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.
          (l) The headings of the Sections and sub-sections contained in this Agreement are for the convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     15. Severability.
          The parties agree that if any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon the parties. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.
     16. Effective Date.
          (a) Winters acknowledges that he has had more than 21 days to consider and review this Agreement and that he has been represented by counsel of his own choosing in reviewing and negotiating this Agreement. Winters further acknowledges and agrees that he may change his mind and revoke this Agreement within seven (7) days after delivering a signed and notarized counterpart copy of this Agreement to JPMC, by delivering written notification of his intent to revoke to Nancy J. Lindsay, Esq. via facsimile to 312-732-8040, hand delivery or overnight courier within that seven (7) day period. JPMC may not revoke this Agreement after it has been executed by both parties.
          (b) If for any reason Winters fails to execute and deliver this Agreement by March 3, 2010 or revokes this Agreement, then notwithstanding anything to the contrary contained herein, Winters’ resignation will be treated as a resignation effective as of the Separation Date for all purposes, and all benefits that would have inured to Winters solely as a result of this Agreement will automatically be forfeited.

          (c) This Agreement shall become effective on the first day following the expiration of the revocation period described in Section 16(a) above (the “Effective Date”).
     IN WITNESS WHEREOF, this Agreement and Release has been executed by a duly authorized representative of JPMC and Winters as of the date(s) written below.
JPMORGAN CHASE & CO.

By:	/s/ John L. Donnelly
John L. Donnelly
Executive Vice President
On this 1 day of March, 2010, before me personally came JOHN L. DONNELLY known to me to be the person described herein and who executed the foregoing Agreement and Release on behalf of JPMorgan Chase & Co, and he duly acknowledged to me that he executed the same on behalf of JPMorgan Chase & Co.

/s/ Notary Public
Notary Public

By:	/s/ William T. Winters
WILLIAM T. WINTERS

On this 3 day of March, 2010, before me personally came WILLIAM T. WINTERS known to me to be the person described herein and who executed the foregoing Agreement and Release, and he duly acknowledged to me that he executed the same.

/s/ Notary Public
Notary Public

EXHIBIT A
JPMorgan Chase Options/Stock Appreciation
Outstanding as of February 5, 2010

				Number
				Exercisable
				After January
				31, 2010
				except for
				2009 SARS
				that become
			Number	exercisable			Number
			Exercised	as of the			forfeited on
Date of	Number	Exercise	Prior to	Effective		Last date to	Separation
Grant	Granted	Price	02/05/10	Date (		exercise	Date
1/18/2001	292,855	$51.22	0	292,855		1/18/2011	0
1/18/2001	79,015	$51.22	0	79,015		1/18/2011	0
1/18/2001	320,228	$51.22	0	320,228		1/18/2011	0
1/18/2001	30,600	$51.22	0	30,600		1/18/2011	0
7/02/2001	666,741	$44.995	0	666,741		7/02/2011	0
1/17/2002	187,289	$36.85	0	187,289		1/17/2012	0
2/11/2004	367,868	$39.96	0	367,868		2/05/2012	0
10/20/2005	350,000	$34.78	0	233,333		5/06/2010	116,667
1/22/2008	400,000	$39.83	0	160,000		2/05/2012	240,000
1/20/2009	700,000	$19.49	140,000	280,000	*	2/05/2012	280,000

*	Become exercisable as of the Effective Date as defined in the Agreement.
JPMorgan Restricted Stock Units
Outstanding as of February 5, 2010

			Number Subject
		Number Vested	to Future Vesting
Grant Date	Number Granted	Prior to 01/31/10	Date	Vesting Date
1/22/2008	369,069	184,534	184,535	1/25/2011

EXHIBIT B
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of March  , 2010, by and among William T. Winters (“Winters”), JPMorgan Chase & Co. (“JPMC”) and JPMorgan Chase Bank, National Association (“Escrow Agent”). Winters and JPMC are herein referred to collectively as the “Parties.”
     WHEREAS, pursuant to an Agreement and Release dated March 3, 2010, between Winters and JPMC (“Agreement”), Winters and JPMC have agreed that (i) the balance of proceeds derived from the sale of certain shares of JPMC common stock as more fully described in Section 2(d)(ii)(B) of the Agreement and (ii) U.S. $7,055,520 of the Special Award (as defined in Section 2(a) of the Agreement) shall be held in an escrow account subject to this Escrow Agreement and the Agreement.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. As further described below, the Escrow Agent shall establish six accounts (the “Accounts”) in the name of Winters (the “SARs Escrow Account”, the “SARs Gains Account”, the “SARs Income Account”, the “Cash Escrow Account”, the “Cash Gains Account” and the “Cash Income Account”), subject to the terms and conditions of the Agreement, this Escrow Agreement and, to the extent not inconsistent with the terms hereof, the Escrow Agent’s customary procedures as set forth in the Escrow Agent’s applicable disclosures. Subject only to the provisions of this Escrow Agreement, Winters shall, for all purposes be treated as the owner of any and all Investments (as defined below) held in any of the Accounts. Winters hereby authorizes the Escrow Agent to act hereunder notwithstanding that the Escrow Agent or any of its divisions, branches or affiliates may have a material interest in the transaction or a potential conflict of duty or interest.
     2. Funds.
          (a) Not later than 10 days after the Effective Date (as defined in the Agreement), JPMC shall deposit, in accordance with Section 2(a) of the Agreement, into the Cash Escrow Account with the Escrow Agent the sum of U.S. $7,055,520.00.
          (b) In accordance with Section 2(d)(ii)(B) of the Agreement, JPMC or the Administrator of JPMC Stock Program shall deposit into SARs Escrow Account with the Escrow Agent the balance of the proceeds derived from the sale of certain shares of JPMC common stock.
          (c) Gains, losses and additions or subtractions in the six Accounts shall be separately accounted for by the Escrow Agent as described in Section 2(d) below and, subject to the terms and conditions hereof, the Escrow Agent shall invest and reinvest any cash deposited in the Accounts, and all proceeds thereof, as directed in Section 3 below.
          (d) While any Investments, other than cash, are held in any of the Accounts, Winters shall be entitled to all rights with respect to such Investments, including without limitation the right to exercise all voting power and to receive any and all dividends and/or distributions with respect to such Investments; provided, however, that (i) any Securities (as defined below) distributed in respect of any such Investments, and (ii) any cash dividends or cash proceeds or other property acquired, received or obtained with respect to any such Investments (collectively, “Income and Gains”), shall be held in one of four separate accounts: a “SARs Gains Account” for the proceeds (“Gains”) derived from the sale of any Investments in the SARs Escrow Account; a “SARs Income Account” for any other income, if any (“Income”), that is derived from Investments in the SARs Escrow Account (together with the SARs Gains Account and the SARS Escrow Account, the “SARs Accounts”); a “Cash Gains Account” for Gains, if any, derived from the sale of any Investments in the Cash Escrow Account; and a “Cash Income Account” for Income, if any, derived from Investments in the Cash Escrow Account (together with the Cash Gains Account and the Cash Escrow Account, the “Cash Accounts”). All interest or dividends arising from Investments in the SARs Gains Account and the SARs Escrow Account shall be reinvested in the SARs Income Account in accordance with Winters’ instructions and Section 3 below. All interest or dividends arising from Investments in the Cash Gains Account and the Cash Escrow Account shall be reinvested in the Cash Income Account in accordance with Winters’ instructions and Section 3 below. Upon the Escrow Agent’s receipt of Winters’ appropriate written instruction(s), the proceeds from the sale of any Investment in any Account (other than the SARs Gains Account or the Cash Gains Account) shall be transferred by the Escrow Agent to either the SARs Gains Account or the Cash Gains Account, as appropriate, and held there and reinvested in accordance with Winters’ instructions and Section 3 below.
          (e) Use of Depositories; Nominee Name.
               (i) The Escrow Agent may deposit any securities (collectively the “Securities”) credited to any Account with, and hold Securities in, any securities depository, settlement system, dematerialized book entry system or similar system (together a “Securities Depository”) on such terms as such systems customarily operate, and Winters will provide the Escrow Agent with such documentation or acknowledgements that the Escrow Agent may require to hold the Securities in such systems. The Escrow Agent is not responsible for the selection or monitoring of any Securities Depository and will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event Winters incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, the Escrow Agent will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository, but Escrow Agent will not be obligated to institute legal proceedings, file proofs of claim in any insolvency proceeding, or take any similar action.
               (ii) The Escrow Agent will identify in its books that Securities credited to any Account, belong to Winters (except as otherwise may be agreed by the Escrow Agent and Winters).
               (iii) The Escrow Agent is authorized, in its discretion:

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                    A. to hold in bearer form, such securities as are customarily held in bearer form or are delivered to the Escrow Agent in bearer form;
                    B. to hold Securities in or deposit Securities with any Securities Depository or settlement system;
                    C. to hold Securities in omnibus accounts on a fungible basis and to accept delivery of securities of the same class and denomination as those deposited with the Escrow Agent; and
                    D. to register in the name of Winters, the Escrow Agent, a Securities Depository, or their respective nominees, such Securities as are customarily held in registered form.
               (iv) Entitlements. With respect to all Securities held in any Account, the Escrow Agent by itself, or through the use of the book entry system or the appropriate Securities Depository, shall, unless otherwise instructed in writing to the contrary by Winters: (A) collect all income and other payments reflecting interest and principal on the Securities in any Account and transfer and/or disburse such amounts as directed by Winters; (B) forward to Winters copies of all information or documents that Escrow Agent may receive from an issuer of Securities which, in the opinion of the Escrow Agent, are intended for the beneficial owner of the Securities including, without limitation, all proxies and other authorizations properly executed and all proxy statements, notices and reports; (C) execute, as Escrow Agent, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons; and (D) hold directly, or through the book entry system or Securities Depository, all rights issued with respect to any Securities held by the Escrow Agent hereunder. Upon receipt of written instructions from Winters, the Escrow Agent shall (1) release and exchange Securities held hereunder for other Securities and/or cash in connection with (x) any sale, conversion privilege, reorganization, recapitalization, redemption in kind, consolidation, tender offer or exchange offer, or (y) any exercise, subscription, purchase or other similar rights; and (2) present Securities for payment upon maturity, redemption or other retirement of the Securities.
     3. Investment of Funds.
          (a) Any balance in any Account that is in the form of cash shall be invested as directed by Winters in accordance with Section 3(c) below. In accordance with the Escrow Agent’s procedures, one third of the initial deposit to the Cash Escrow Account shall be invested in the J.P Morgan Short Duration Fund, another one third of such initial deposit shall be invested in the J.P. Morgan Strategic Income Opportunities Fund, and the remaining one third of such initial deposit shall be invested in J.P. Morgan High Yield Bond Fund, unless otherwise instructed in writing by Winters in accordance with Section 3(c) below.
In accordance with the Escrow Agent’s procedures, one third of the initial deposit to the SARs Escrow Account shall be invested in the J.P Morgan Short Duration Fund, one third of such initial deposit shall be invested in the J.P. Morgan Strategic Income Opportunities Fund, and the

3

remaining one third of such deposit shall be invested in the J.P. Morgan High Yield Bond Fund, unless otherwise instructed in writing by Winters in accordance with Section 3(c) below.
          (b) Winters may provide written instructions in accordance with Section 3(c) below to the Escrow Agent to facilitate the purchase, or sale, for any Account of: (i) any publicly traded Securities; (ii) shares in any mutual fund that is selected by Winters and acceptable to the Escrow Agent (including but not limited to a JPMorgan Money Market Mutual Fund (“MMMF”) and the three funds identified in Section 3(a) above), based upon Winters’ independent review of prospectuses previously delivered to Winters; and (iii) such other Securities and investments as may be authorized or agreed upon by the Escrow Agent and Winters (all of the foregoing collectively, “Investments”). Notwithstanding the foregoing, (1) any sale or purchase of Securities pursuant to the foregoing shall be subject to instructions to the executing broker dealer or other party to: (x) deliver the proceeds of any such sale to the Escrow Agent and (y) deliver any Securities acquired upon any such purchase to the Securities Depositary specified by the Escrow Agent (as more fully described in Section 2(e) above), and (2) no purchase of any Investment will be permitted if the applicable Account does not have sufficient liquidity to cover the purchase price.
          (c) Written investment instructions, if any, shall specify the Account to which they apply and the type and identity of the Investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an applicable agency fee in connection with each transaction. Winters recognizes and agrees that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of cash held in the Accounts or the purchase, sale, retention or other disposition of any Investments described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of the purchase, sale, retention or other disposition of any Investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any Investment prior to its maturity or for the failure of Winters to give the Escrow Agent instructions to invest or reinvest the assets held in an Account. The Escrow Agent shall have the right to liquidate any Investment held in order to provide funds necessary to make required payments under this Escrow Agreement.
     4. Disposition and Termination.
          (a) Subject to Section 4(b) below, JPMC hereby instructs the Escrow Agent to release the cash balances and/or Investments in the SARs Accounts (as directed in writing by Winters) to Winters (or his designee(s)) between February 2, 2011 and February 11, 2011, and to release the cash balances and/or Investments in the Cash Accounts (as directed in writing by Winters) to Winters (or his designee(s)) between February 2, 2012 and February 11, 2012. Winters, or his authorized representatives, shall be entitled, to the extent permitted under applicable law, to designate the recipient(s) of distribution(s) from the Accounts under this Escrow Agreement in the event of his death by giving timely written notice to JPMC and the Escrow Agent thereof. In the event of Winters’ death or a judicial determination of his incompetence, references in this Agreement to Winters shall be deemed, where appropriate, to refer to his designated beneficiar(ies), his estate, his executor(s), or his other legal

4

representative(s). Unless otherwise instructed in writing, cash disbursements to Winters shall be made to the account designated in Section 12(b) below.
          (b) If, on or before February 1, 2011, with respect to the SARs Accounts or if, on or before February 1, 2012, with respect to the Cash Accounts, JMPC advises the Escrow Agent in writing that JPMC has provided a notice of recoupment/cancellation/forfeiture to Winters under Section 3(a)(ii), 3(b)(iii) or 3(c)(ii) of the Agreement, as applicable, the Escrow Agent shall cease to effectuate any written instructions received from Winters as permitted in Section 4(a) of this Escrow Agreement and shall continue to hold the Accounts (or portions thereof) that are the object of the claimed recoupment/cancellation/forfeiture, as the case may be, subject to the terms of this Escrow Agreement, until it receives either (i) written direction signed by both Winters and JPMC or (ii) an award from an arbitrator appointed under Section 14(b) of the Agreement certified to be final by one of the Parties with a copy to the other Party; (provided that the non-certifying Party does not provide the Escrow Agent with a written objection within seven days immediately following receipt of the other Party’s certification of the award ) that, in either case (A) states that the matter has been resolved (whether by agreement or in arbitration) and (B) directs the Escrow Agent as to the proper distribution of the balances in the applicable Account(s). Immediately following receipt of such written notification, the Escrow Agent shall distribute the amounts remaining in the applicable Account(s) in accordance with such direction.
          (c) Upon delivery of all balances in all Accounts by the Escrow Agent to either Party in accordance with Sections 4(a) and 4(b) above, this Escrow Agreement shall terminate, subject to the provisions of Sections 5 through 11 below, which shall survive such termination.
     5. Escrow Agent.
          (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Agreement (nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement). In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Account(s) nor shall the

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Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
          (b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     6. Succession.
          (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold each Account (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.
          (b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow

6

business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7. Compensation and Reimbursement. JPMC agrees to (a) pay the Escrow Agent for all its services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance of this Escrow Agreement.
     8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
          (a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
          (b) Taxpayer Identification Numbers (“TIN”). Winters has provided the Escrow Agent with his fully executed Internal Revenue Service Form W-9 and/or other required documentation.
          (c) Tax Reporting. All interest or other income earned under the Escrow Agreement shall be allocated to Winters and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Investments by Winters whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Winters with the IRS and any other taxing authority as required by law. The Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to each Account or any income earned by the Investments. The Parties further acknowledge and agree that any taxes payable from the income earned in respect of Investments held in the Accounts shall be paid by Winters, except that Escrow Agent shall withhold any taxes it deems appropriate out of the applicable Account, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
     9. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:
          (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

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          (b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or
          (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to JPMorgan Chase & Co.:	1 Chase Manhattan Plaza, Fl. 20
New York, New York 10005-6611
Attention: Bradley Fusco, Managing Director
Tel No.: 212-552-6111
Fax No.: 212-552-6127

If to Winters:	To the address separately provided to the Escrow Agent and to JPMC.

With a copy to:	Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York 10022
Attn: Robert M. Sedgwick
Tel No.: 212-735-8600
Fax No.: 212-735-8708

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 21st Floor
New York City, NY 10004
Attention: Natalie Pesce
Tenzin Norzin
Fax No.: 212-623-6168
     Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
     10. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order or any order of any arbitration panel appointed pursuant to Section 14(b) of the Agreement, or the delivery thereof shall be stayed or enjoined by an order of any court or any order of any arbitration panel appointed pursuant to

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Section 14(b) of the Agreement, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
     11. Miscellaneous.
          (a) The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties.
          (b) This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.
          (c) No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to timely perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
          (d) This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile (including, without limitation, by “pdf” followed by confirmed facsimile), and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
          (e) If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
          (f) No person who is not a Party to this Escrow Agreement shall have the right to enforce any term of this Escrow Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by either Party to the Escrow Agent

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shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.
          (g) Except as expressly provided in Section 4(a) or 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.
     12. Security Procedures.
          (a) In the event funds transfer instructions are given (whether in writing or by facsimile (other than as set forth in Section 12(b) below)) for Winters, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to Winters only, at the phone number designated on Schedule 1 hereto. In the event the Escrow Agent receives notice of judicial determination of Winters’s incapacitation pursuant to Section 4(a) hereto, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to Adriana Winters at the phone number designated on Schedule 1 hereto. The Escrow Agent may rely upon the confirmation of anyone purporting to be Winters or Adriana Winters, as the case may be. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, no funds will be transferred until the Escrow Agent is able to receive such confirmation. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Winters or JPMC to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.
          (b) Winters acknowledges that the Escrow Agent is authorized to use the funds transfer instructions provided to it by Winters under separate written cover to disburse any funds due to Winters under this Escrow Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.
WILLIAM T. WINTERS

10

JPMORGAN CHASE & CO.

By:

Name:

Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Escrow Agent

By:

Name:

Title:

11

EXHIBIT B
SCHEDULE 1
INFORMATION PROVIDED TO ESCROW AGENT UNDER SEPARATE COVER

EXHIBIT C
Bonus Recoupment Policy
In the event of a material restatement of the Firm’s financial results, the Board believes it would be appropriate to review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events, including whether anyone responsible engaged in misconduct. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. In particular, it would be appropriate to consider whether any compensation was awarded on the basis of having achieved specified performance targets, whether an officer engaged in misconduct that contributed to the restatement and whether such compensation would have been reduced had the financial results been properly reported. Misconduct includes violation of the Firm’s Code of Conduct or policies or any act or failure to act that could reasonably be expected to cause financial or reputational harm to the Firm.
Depending on the outcome of that review, appropriate action could include actions such as termination, reducing compensation in the year the restatement was made, seeking repayment of any bonus received for the period restated or any gains realized as a result of exercising an option awarded for the period restated, or canceling any unvested equity compensation awarded for the period restated. Consideration may also be given to whether or not any one or more of such actions should be extended to employees who did not engage in misconduct that contributed to the restatement.

EXHIBIT D
Indemnification By-law
     Section 9.01. Right to Indemnification. The Corporation shall, to the fullest extent permitted by applicable law as then in effect indemnify any person (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, but excluding any action, suit, or proceeding, or part thereof brought by such person against the Corporation or any affiliate of the Corporation unless consented to by the Corporation) (a “Proceeding”) by reason of the fact that he is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding (or part thereof). Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.
     Section 9.02. Contracts and Funding. The Corporation may enter into contracts with any director, officer, or employee of the Corporation in furtherance of the provisions of this Article IX and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.
     Section 9.03. Employee Benefit Plans. For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, or employee of the Corporation which imposes duties on, or involves services by, such director, officer, or employee with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interest of a corporation.
     Section 9.04. Indemnification Not Exclusive Right. The right of indemnification and advancement of expenses provided in this Article IX shall not be exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, by-law, agreement vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of this Article IX shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article IX and shall be applicable to Proceedings commenced or continuing after the adoption of this Article IX, whether arising from acts or omissions occurring before or after such adoption.
     Section 9.05. Advancement of Expenses; Procedures. In furtherance, but not in limitation, of the foregoing provisions, the following procedures and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article IX:
     (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 30 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee. In addition, such statement or statements shall, to the extent required by law at the time of such advance, and otherwise except as may be determined by or under the authority of the General Counsel, include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses. Notwithstanding the absence of such a written undertaking, acceptance of any such advancement of expenses shall constitute such an undertaking by the Indemnitee.
     (b) Written Request for Indemnification. To obtain indemnification under this Article IX, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made within a reasonable time after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation.
     (c) Procedure for Determination. Where the Indemnitee is a current or former director or a current officer of the Corporation, the Indemnitee’s entitlement to indemnification under this Article IX shall be determined (i) by the Board by a majority vote of a quorum (as defined in Article II of these By-laws) consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, but only if a majority of the disinterested directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination. Where the Indemnitee is not a current or former director or a current officer of the Corporation, the Indemnitee’s entitlement to indemnification under this Article IX may be determined by the General Counsel. For purposes of this Article IX, the term “officer, when used with respect to the Corporation, shall mean those officers of the Corporation who are deemed to be Executive Officers for purposes of the annual report of the Corporation filed on Form 10-K under the Exchange Act.

     Section 9.06. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

EXHIBIT E
UK COMPROMISE AGREEMENT
March 1, 2010
Mr. William T. Winters
81 Addison Road
London, United Kingdom W148ED
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
Dear Mr. Winters:
This letter, including the Agreement and Release attached hereto and incorporated herein by reference (“US Release”), will set out the terms on which the termination of your employment with JPMorgan Chase & Co (“JPMC”) and all of its Associated Companies (collectively, the “Firm”) will occur.
Termination Date/Resignation from Directorships and Offices
Your resignation from all directorships and offices you held with JPMC and all of its Associated Companies was effective as of September 30, 2009. You hereby agree to sign and deliver to the Firm on demand any written resignations that you may be asked for from all other offices, trusteeships and appointments which you held in connection with your employment.
Your employment with the Firm terminated as of 5 February 2010 (“the Separation Date”).
Duties, Salary & Benefits up to Termination Date
These shall be as set out in the US Release.
No Debts etc Owed by Firm
You acknowledge that there are no sums of money due to you from the Firm except as provided for in the US Release. You confirm that, except as provided in the US Release, you do not have and will not have, following the Separation Date, any claim or entitlement under or in connection with any bonus, incentive, share option or similar scheme and that neither the Firm nor any nor any trustees of any scheme established by the JPMC nor any Associated Company is or shall be liable to make any payment or provide you with shares under any such scheme.
Return of Firm Property
Except as provided in the US Release, you have returned to the Firm on or before the Separation Date all property which is in your possession or custody or under your control belonging to the Firm and all property belonging to third parties which is in your possession or custody or under your control by virtue of your employment. The property to which this paragraph applies includes, but is not limited to, passes, keys, credit cards, JP Morgan taxi cards, business equipment, documents, correspondence, lists of customers or clients, computer discs and data and all copies and duplicates of such items whether in a physical or electronic form.
Continuing Obligations
You acknowledge that notwithstanding the termination of your employment, you continue to have certain duties to the Firm, as provided in the US Release (including, without limitation, Sections, 5, 6, 7 and 12 of the US Release), and you hereby agree to comply with such obligations. You agree and acknowledge that the sum of £100 has been delivered to you in consideration of such obligations.

Mr. William T. Winters
March 1, 2010

Compensation
JPMC shall for itself and each Associated Company pay to you the payments and benefits set out in the US Release as compensation in connection with the termination of your employment (“the Separation Benefits”). The Separation Benefits will be provided to you, subject to your delivering to the Firm all things that you are required to deliver pursuant to this letter, including the US Release.
In accordance with the Terms and Conditions of awards made under the JPMorgan Chase Long Term Incentive Plan, as amended from time to time, failure to sign and return this agreement will result in the forfeiture of any outstanding equity awards.
Tax Indemnity
The Firm gives no warranty as to whether income tax or employee National Insurance contributions are lawfully payable in respect of the Separation Benefits provided under this letter and you will be solely responsible for any such income tax or employee National Insurance contributions which arise for payment, except to the extent that the Firm has made or does make an actual deduction in respect of such liability. Further, you will indemnify the Firm in respect of any assessments, determination or demands levied or made by the HM Revenue & Customs and/or the Contributions Agency in respect of such liability and any interest, charges or penalties arising in respect of it.
Full and Final Settlement
The terms of this letter (including the US Release) are without any admission of any liability and shall be in full and final satisfaction of all and any claims or rights of action that you may have whether arising under European Union law, common law, statute or otherwise in any United Kingdom jurisdiction, United States jurisdiction or any jurisdiction outside of the United Kingdom or United States against JPMC or any Associated Company or any of its or their present or former directors or employees in connection with or arising out of your employment, the termination of your employment or any other matter whatsoever (including but not limited to your holding any office or resigning any office in JPMC or any Associated Company) and you agree to irrevocably waive any such claims or rights of action which you have save always in respect of any claim for personal injury or any accrued pension rights.
Statutory Compromise
You agree to refrain from instituting or continuing before an employment tribunal or any other court any proceedings against JPMC and/or any Associated Company complaining that:
(a)	unlawful deductions have been made from your wages in breach of Part II of the Employment Rights Act 1996;

(b)	you were unfairly dismissed in breach of Part X of the Employment Rights Act 1996 in respect of the termination of your employment on the Termination Date;

(c)	you were unlawfully discriminated against on grounds of sex or marital status in breach of Parts I and II of the Sex Discrimination Act 1975;

(d)	JPMC or any Associated Company has breached the equality clause implied under s.1 Equal Pay Act 1970;

(e)	you were unlawfully discriminated against on grounds of colour, race, nationality or ethnic or national origins in breach of Parts I and II of the Race Relations Act 1976;

(f)	you were unlawfully discriminated against on grounds of disability in breach of Part II of the Disability Discrimination Act 1995;

Mr. William T. Winters
March 1, 2010

(g)	JPMC or any Associated Company was in breach of the Working Time Regulations 1998;

(h)	you were unlawfully discriminated against on grounds of sexual orientation in breach of the Employment Equality (Sexual Orientation) Regulations 2003;

(i)	you were unlawfully discriminated against on grounds of religious belief in breach of the Employment Equality (Religion or Belief) Regulations 2003;

(j)	you were unlawfully discriminated against on grounds of age in breach of the Employment Equality (Age) Regulations 2006; and/or that,

(k)	you had been subjected to a detriment having made a protected disclosure in contravention of the Employment Rights Act 1996;

(l)	you had suffered a breach of contract or wrongful dismissal.
You confirm that:
(a)	prior to accepting the terms of this letter you received independent legal advice from William Dawson of the firm Farrer & Co. (“the Qualified Lawyer”) as to the terms and effect of the letter if accepted by you and, in particular, its effect on your ability to pursue your rights before an employment tribunal or any other English court;

(b)	you have been advised by the Qualified Lawyer that there is in force and was, at the time you received the advice referred to above, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of that advice; and

(c)	it is agreed that the conditions regulating compromise agreements contained in s.203 Employment Rights Act 1996, s.77 Sex Discrimination Act 1975, s.72 Race Relations Act 1976, Schedule 3A of the Disability Discrimination Act 1995, s.35 Working Time Regulations 1998, schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and schedule 5 of the Employment Equality (Age) Regulations 2006 are intended to be and have been satisfied.
You warrant that you are not aware of any statutory claims that you may have other than those referred to in the paragraph titled “Statutory Compromise” or any claims in respect of personal injury, or claims in respect of any accrued pension benefits under the JPMorgan UK Pension Plan.
Miscellaneous
You acknowledge and agree that this letter constitutes a valid and effective compromise and release of claims under English law. Any disputes arising under this letter shall be covered by Section 14(b) of the US Release.
No third party will have rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except under the paragraphs titled “No Debts etc Owed by Firm
”, “Continuing Obligations”, “Full and Final Settlement” and “Statutory Compromise”. The third parties referred to therein may only enforce those paragraphs with the written consent of the Firm and you and the Firm will not require the consent of any third party to rescind or vary the terms of this Agreement at any time.

Mr. William T. Winters
March 1, 2010

In this letter the term “Associated Company” shall mean any subsidiary of JPMC, and “subsidiary” shall have the meanings assigned to it by s.1159 Companies Act 2006.
This letter (including the US Release) shall be deemed to be without prejudice and subject to contract until such time as this letter is signed and dated by both parties and the US Release becomes effective, when this letter shall be treated as an open document evidencing a binding agreement.
The terms of this letter (including the US Release) contain the entire understanding between us and supersede all, if any, subsisting agreements, arrangements or understandings, written or oral, relating to the termination of your employment and any such agreements, arrangements or understandings shall be deemed to have been terminated by mutual consent.
If the terms set out above are acceptable to you, please:
(a)	sign and date the enclosed duplicate of this letter; and

(b)	have the Qualified Lawyer sign and date the certificate attached to the duplicate; and then

(c)	return the duplicate to me under cover of a letter on the headed notepaper of the Qualified Lawyer’s firm within 14 days.
I confirm my acceptance of the terms set out above.

Signed	William T. Winters	Date

For and on behalf of JPMorgan Chase & Co:

Signed		Date

John L. Donnelly
Executive Vice President

QUALIFIED LAWYER’S CERTIFICATE
I hereby certify that:
(a)	I am a solicitor of the Supreme Court of England and Wales holding a current practising certificate

(b)	I have advised William T. Winters of the terms and effect of the letter to which this certificate is attached and in particular its effect on his ability to pursue his rights under English law before an employment tribunal or any other court in respect of those proceedings referred to in the paragraph titled “Statutory Compromise” of the letter following his acceptance of the terms of the letter.

(c)	There was in force at the time that I gave the advice referred to above a contract of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim under English law by my client in respect of loss arising in consequence of that advice.

Signature of Qualified Lawyer	William Dawson
Partner, .Farrer & Co
66 Lincoln’s Inn Fields
London, WC2A 3LH
Date